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                                                                    Exhibit 3.3

                AMENDMENT TO THE AMENDED AND RESTATED BY-LAWS OF
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                       AMERICAN ASSET ADVISERS TRUST, INC.
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         The Amended and Restated By-Laws of American Asset Advisers Trust, Inc.
(dated January 13, 1995), are amended as of March 1995 as follows:


         1. The first sentence in Section 2.06 is deleted in its entirety and is amended to read as follows:

                  "A majority of the votes cast at a meeting of Stockholders, duly called and in which a quorum is present, shall be sufficient to take or authorize action upon any matter which may properly come before the meeting, unless more than a majority of the votes cast is required by law or by the Company's Charter or by these By-Laws."

         2. Section 3.06 is deleted in its entirety and is amended to read as follows:

                  "The Board of Directors may appoint from among its members an Executive Committee, an Audit Committee and other committees comprised of one (1) or more Directors. In the case of any committee comprised of less than three (3) individuals, such individuals must all be Independent Directors (as defined in Section 3.01). In the case of any committee comprised of three or more individuals, a majority of the members of any committees so appointed shall be Independent Directors. The Board of Directors may delegate to any committee any of the powers of the Board of Directors except the power to declare dividends or distributions on stock, recommend to the Stockholders any action which requires Stockholder approval, amend the By-Laws, approve any merger or share exchange or issue stock. However, if the Board of Directors is given general authorization for the issuance of stock, a committee of the Board, in accordance with the general formula or method specified by the Board of Directors by resolution or by adoption of stock option

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                  plan, may fix the terms of stock subject to classification or reclassification and the terms on which any stock may be issued. Notice of committee meetings shall be given in the same manner as notice for special meetings of Board of Directors.

                  For any committee comprised of less than three (3) individuals, all of the members of any such committee shall be present in person at any meeting of such committee in order to constitute a quorum for the transaction of business at such meeting, and the unanimous act of those present shall be the act of such committee. For any committee comprised of three or more individuals, one-third (1/3), but not less than two (2), of the members of any committee shall be present in person at any meeting of such committee in order to constitute a quorum for the transaction of business at such meeting, and the act of a majority of those present shall be the act of such committee. The Board of Directors may designate a Chairman of any committee and such Chairman, or, in the case of a committee with two or more members, any two (2) members of any committee may fix the time and place of its meetings unless the Board shall otherwise provide. In the absence or disqualification of any member of any such committee, the members thereof present at any meeting any not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another Director to act at the meeting in the place of such absent or disqualified member; provided, however, that in the event of the absence or disqualification of an Independent Director, such appointee shall be an Independent Director.

                  Each committee shall keep minutes of its proceedings and shall report the same to the Board of Directors at the meeting next succeeding and any action taken by the committees shall be subject to revision and alteration by the Board of Directors, provided that no rights of third persons shall be affected by any such revision or alteration.

                  Subject to the provisions hereof, the Board of Directors shall have the power at any time to change the membership of any committee, to
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                  fill all vacancies, to designate alternate members, to replace any absent or disqualified member, or to dissolve any committee."